Exhibit 99.1

                                                          Pacific State Bancorp
                                                          1899 West March Lane
                                                          Stockton, CA 95207
                                                          209/870-3200 Telephone
                                                          209/870-3255 Fax

Press Release
--------------------------------------------------------------------------------

                                  Press Release
                       For Immediate Release July 21, 2005
             Pacific State Bancorp Announces Record 2nd Quarter and
                           Mid-Year Earnings for 2005

Stockton, California - July 21, 2005 - Steven A. Rosso, President and C.E.O. of Pacific State Bancorp (PSBC) of Stockton, California, the parent company of Pacific State Bank, announced record earnings of $1,057,000 for the 2nd quarter of 2005 marking the first million plus quarter in the history of the Company. This represents an increase of $281,000, or 36.1%, over the net income for the 2nd quarter of 2004. The results of the 2nd quarter earnings combined with the previous record 1st quarter earnings of $948,000 resulted in record year to date net income of $2,005,000. The mid-year net income represents an increase of $571,000, or 39.8%, over the six month period ended June 30, 2004.

Total Assets for the Company declined as of June 30, 2005, by $8,341,000 or 3.1% compared to March 31, 2005 but are up $9,124,000 from December 31, 2004. The primary reason for the decline in the 2nd quarter was the pay-off of two large cash collateralized loans. Even considering these pay-offs, net loans increased by $15,729,000 or 8.0% at June 30, 2005 from March 31, 2005. Net loans have also increased year to date by $13,011,000 or 6.52% from December 31, 2004. The bank's loan portfolio continues to show good growth and strong credit quality with no significant non-performing loans at June 30, 2005. Total charged off loans for the year equaled 0.01% of average loans.

Deposits declined by $10,409,000 or 4.33% at June 30, 2005 compared to March 31, 2005. The majority of the decline in deposits is attributed to pay-off of two cash collateralized loans. Even with the 2nd quarter decline, year to date deposits increased by $6,264,000 or 2.80%. Non-interest bearing demand deposits at June 30, 2005 increased by $7,718,000 or 15.34% from the end of the first quarter 2005. Net interest income after provision for loan losses increased $926,000, or 39.57%, to $3,266,000 for the 2nd quarter ended June 30, 2005 compared to the 2nd quarter of 2004. Year to date net interest income after the provision also increased significantly, up $1,441,000, or 31.20%, to $6,009,000 over the same period in 2004. The Company did experience a decline in non-interest income in the 2nd quarter of 2005 of $103,000, or 14.71%, compared to the 2nd quarter of 2004. The primary decline occurred in service charge income and mortgage fees. On a year to date basis, non-interest income increased $195,000 or 16.65% over the same period in the prior year. The Company experienced increases both for the quarter and the year in non-interest expense of $421,000, or 23.73%, and $748,000, or 21.50%, respectively. The primary areas of increased cost were in salaries and benefits, as new staff was added to maintain and prepare for planned growth.

Other financial highlights for the 2nd quarter and the six month period ending June 30, 2005:

     1.  Return on Average Assets for the 2nd quarter June 30,  2005 - 1.57%
     2.  Return on Average Assets year to date June 30, 2005 - 1.50%
     3.  Return on Average Equity for the 2nd quarter June 30, 2005 - 23.00%
     4.  Return on Average Equity year to date June 30, 2005 - 22.58%
     5.  The Net Interest Margin for the 2nd quarter June 30, 2005 - 5.55%
     6.  The Net Interest Margin year to date June 30, 2005 - 5.18%
     7.  Efficiency Ratio for the 2nd quarter June 30, 2005 - 55.72%
     8.  Efficiency Ratio year to date June 30, 2005 - 55.91%
     9.  Earnings per Basic Share for the 2nd quarter June 30, 2005 - $0.31
     10. Diluted Earning per Share for the 2nd quarter June 30, 2005 - $0.27
     11. Earnings per Basic Share year to date June 30, 2005 - $0.58
     12. Diluted Earning per Share year to date June 30, 2005 - $0.52
     13. Total Equity to Total Assets as of June 30, 2005 - 7.15%
     14. Book Value per Common Share - $5.41 as of June 30, 2005

For Further information concerning this news or matters concerning Pacific State Bancorp or Pacific State Bank please contact Mr. Steven A. Rosso at 209-870-3214 or write him at Pacific State Bancorp, P.O. Box 1649, Stockton, California, 95201. You may also visit the organizations website at www.pacificstatebank.com.

         SAFE HARBOR: Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Pacific State Bancorp's Securities and Exchange Commission filings, including its Annual Reports on Form 10-K and quarterly reports on Form 10-Q. While the Company intends to trade on NASDAQ, there are no assurances of the effect, if any, that listing with NASDAQ may have upon trading in the Company's shares. Pacific State Bancorp disclaims any intent or obligation to update these forward-looking statements.